Exhibit 12

M.D.C. HOLDINGS, INC.

RATIO OF (LOSS) EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,		Year Ended December 31,
(dollars in 000’s)	2011	2010	2010	2009	2008	2007	2006
(Loss) Earnings	$(9,841)	$(5,719)	$(3,916)	$(28,481)	$(299,317)	$(688,767)	$405,396

Fixed Charges	$19,179	$18,957	$76,792	$67,954	$68,570	$70,529	$80,915
(Loss) Earnings to Fixed Charges	$(0.51)	$(0.30)	$(0.05)	$(0.42)	$(4.37)	$(9.77)	$5.01

(Loss) Earnings:
Pretax (Loss) Earnings from Continuing Operations	$(23,704)	$(21,242)	$(70,601)	$(107,335)	$(382,135)	$(756,464)	$333,137
Add: Fixed Charges	19,179	18,957	76,792	67,954	68,570	70,529	80,915
Less: Capitalized Interest	(9,519)	(6,636)	(33,919)	(19,810)	(39,852)	(57,791)	(58,141)
Add: Amortization of Previously Capitalized Interest	4,203	3,202	23,812	30,710	54,100	54,959	49,485

Total (Loss) Earnings	$(9,841)	$(5,719)	$(3,916)	$(28,481)	$(299,317)	$(688,767)	$405,396

Fixed Charges:
Homebuilding and corporate interest expense	$8,667	$10,295	$38,157	$38,131	$17,989	$—	$—
Mortgage lending interest expense	63	79	466	451	329	1,581	8,816
Interest component of rent expense	695	777	2,898	3,257	4,362	7,109	9,852
Amortization and expensing of debt expenses	235	1,170	1,352	6,305	6,038	4,048	4,106
Capitalized interest	9,519	6,636	33,919	19,810	39,852	57,791	58,141

Total Fixed Charges	$19,179	$18,957	$76,792	$67,954	$68,570	$70,529	$80,915

In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense, mortgage lending interest expense, interest component of rent expense, amortization and expensing of debt expenses and capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to (loss) earnings before income taxes. For the three months ended March 31, 2011 and 2010, the Company generated losses which exceeded fixed charges of $19.2 million and $19.0 million, respectively. For the years ended December 31, 2010, 2009, 2008 and 2007, the Company generated losses which exceeded fixed charges of $76.8 million, $68.0 million, $68.6 million and $70.3 million, respectively.